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Wheeling - Pittsburgh Corporation

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Esmark Incorporated

Bouchard Group, L.L.C.

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James P. Bouchard

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October 25

Pittsburgh Post Gazette –

Wheeling-Pitt green lights Brazilian merger

October 25

Associated Press –

Wheeling-Pitt to buy CSN assets

October 26

Dow Jones News –

WSJ: Esmark Alters Wheeling Pittsburgh Proposal

October 26

Associate Press –

Esmark tries to sway shareholders with new Wheeling-Pitt offer

October 27

Pittsburgh Post-Gazette –

Esmark revises bid for troubled steelmaker

October 27

Associated Press –

Esmark offer wins over Wheeling-Pitt shareholder group

October 27

Bloomberg –

Gendell Backs Esmark Offer for Wheeling-Pittsburgh

October 27

American Metal Market –

Tontine’s backing of Esmark might push CSN out of race

October 30

Platts –

Tontine’s backing of Esmark might push CSN out of race

October 31

Associated Press –

Esmark: Steelworker jobs will remain

*    *    *

Pittsburgh Post-Gazette

Wheeling-Pitt green lights Brazilian merger

By Len Boselovic

Wednesday, October 25, 2006

Wheeling-Pittsburgh Corp. announced today it is proceeding with its previously announced plan to merge its steel plants with the North American operations of Brazilian steelmaker Companhia Siderurgica Nacional, defying the objections of its third-largest stockholder, the United Steelworkers union and a competing bidder.

Under the proposed transaction, CSN would contribute its Terre Haute, Ind., steel finishing plant as well as $225 million in convertible debt to create a new company that would be 50.5 percent owned by current Wheeling-Pitt shareholders and 49.5 percent owned by CSN. The Rio De Janiero-based steelmaker’s ownership would climb to 64 percent if the USW approves converting the $225 million debt into stock, a proposal the union has previously rejected.

“This agreement marks a new beginning for steelmaking at Wheeling-Pittsburgh and in the Ohio and Monongahela valleys,” said Wheeling-Pitt Chairman and Chief Executive Officer James G. Bradley.

Tontine Partners, a Greenwich, Conn., hedge fund that owns 9.7 percent of Wheeling-Pitt’s stock, said CSN’s offer for the Wheeling steel producer, as well as a competing bid by Esmark, a Chicago Heights, Ill., steel processor, “grossly understate the intrinsic value” of Wheeling-Pitt. Tontine’s Jeffrey L. Gendell said that barring significant improvement in the bids, he wants the twice-bankrupt steelmaker to remain independent under new management.

Mr. Bradley would be chairman of the new company if the merger with CSN is approved. However, his survival hinges on the outcome of a Nov. 17 shareholder meeting, where stockholders will vote on a slate of directors offered by Esmark, which also wants to oust Mr. Bradley.

Esmark CEO James P. Bouchard said the announcement reveals management’s “lack of business judgment and disregard for the shareholders, employees and retirees of Wheeling-Pitt.”

“It is time to remove this management team and replace the board,” Mr. Bouchard said.

Pending the outcome of the Nov. 17 vote, Wheeling-Pitt shareholders would vote on the CSN proposal in January.

Shortly before 10 a.m., Wheeling-Pitt shares were trading at $19.80, down 14 cents.

Associated Press

Wheeling-Pitt to buy CSN assets

By VICKI SMITH

Wednesday, October 25, 2006, 15:34

MORGANTOWN, W.Va. (AP) - Wheeling Pittsburgh Steel Corp. on Wednesday signed an agreement to buy the North American assets of Brazilian steelmaker Companhia Siderurgica Nacional SA (CSN) despite some shareholders’ objections.

The agreement must still be approved by shareholders in a vote that is not expected until January. And shareholders have a chance to reject the plan at the Nov. 17 annual meeting in Wheeling, W. Va., where they will be asked to choose between Bradley’s team and a competing board of directors.

Wheeling-Pitt, an independent steelmaker that has survived two bankruptcies, wants to merge with CSN, while its union supports a takeover attempt by Esmark Inc., an Illinois-based steel service center proposing its own slate of directors.

Esmark CEO James P. Bouchard said he was not surprised to learn that Wheeling-Pitt has ignored the United Steelworkers union and others who oppose the merger.

“By taking this action, the board of directors and executive management has once again revealed their lack of business judgment and disregard for the shareholders, employees and retirees of Wheeling-Pitt by entering into a shotgun marriage,” he said. “Shotgun weddings don’t work.”

David McCall, director of United Steelworkers District 1 in Columbus, Ohio, was in a meeting Wednesday and did not immediately comment. The union, however, has vowed to fight the CSN merger. Under its contract, the union has the right to reject any deal that changes controlling interest in the company.

The plan to combine Wheeling-Pitt with CSN was announced in August.

CSN would have a 49.5 percent stake the new company, while Wheeling-Pitt would control the other 50.5 percent.

The structuring of the deal calls for a $225 million, 9 percent interest loan that would convert to 11.8 million shares, or 64 percent of the new company, if the union approves. Should the union reject CSN’s ownership, the $225 million becomes debt.

Wheeling-Pitt argues the deal generates much-needed capital for upgrades and ensures a steady stream of slab, the thick bars of steel that are rolled into other products. The union, however, contends the deal piles more debt onto an overburdened company.

Earlier this month, a group of investors who control 9.5 percent of Wheeling-Pitt stock urged the steelmaker to abandon its plan to merge with CSN, remain an independent producer and replace its senior managers.

Tontine Management LLC and its affiliates said neither of two competing offers for the struggling West Virginia steelmaker offers sufficient value to shareholders.

Tontine managing member Jeffrey L. Gendell told Wheeling-Pitt that if it were to launch a stock offering to current shareholders only, his investors would be prepared to buy as much as $100 million worth. That would help the struggling Wheeling-Pitt raise much-needed capital on its own, without a merger and without diluting shareholder value.

The company said at the time it would “begin a more active dialogue” with Gendell, and Bradley said Wednesday he would continue to talk with shareholders, whose input he welcomes.

“Our board has demonstrated its open-mindedness in creating value for our shareholders and has repeatedly shown its commitment to evaluating all strategic options, including remaining independent,” Bradley said. “The board has concluded that the combination with CSN represents a compelling opportunity at this time.”

Gendell did not immediately return a telephone message Wednesday.

Shares of Wheeling-Pitt lost 11 cents at $19.83 in afternoon trading on the Nasdaq.

Dow Jones News

WSJ: Esmark Alters Wheeling Pittsburgh Proposal

By Paul Glader Of The Wall Street Journal

Thursday, October 26, 2006, 15:49

Steel distributor Esmark Inc. altered its proposal to gain control of Wheeling-Pittsburgh Steel Corp. (WPSC) on Thursday, in an effort to win over hedge fund and institutional investors, and said it would be interested in buying steel assets in Weirton, W. Va., if global giant Mittal Steel (MT) is forced to sell those assets.

The Chicago-based firm said it is sweetening the pot for investors and would ask a new board of directors to issue $200 million in new stock to existing shareholders at a discounted price, rather than just buying out current investors. It also announced a long-term supply agreement with a Ukrainian slab producer.

(This story and related background material will be available on The Wall Street Journal Web site, WSJ.com.)

Esmark, a steel processor and distributor, had launched a hostile takeover bid in July for Wheeling-Pitt and has nominated its own board of directors to replace existing managers at the steel maker. Shareholders will vote on the management board at a meeting on Nov. 17. But management at Wheeling-Pitt have aligned themselves with Brazilian steel maker Cia Siderurgica Nacional, or CSN, of Brazil, in an agreement that would give CSN nearly half of Wheeling-Pitt ownership in exchange for a 10-year supply agreement of steel slab and a $225 million loan.

On Thursday, Esmark announced an agreement with the Switzerland-based Duferco International Trading Holding Ltd. and Industrial Union of Donbass, or ISD, of the Ukraine for a six-year supply agreement for up to 1.4 million metric tons of slab as needed for the rolling mills at Wheeling-Pitt with automatic renewal possible. Esmark chairman and CEO Jim Bouchard said the agreement means his firm, if it gains control of Wheeling-Pitt, could expand the 1.7 million ton per year electric arc furnace output to 2 million tons per year and increase the firm’s rolling mill capacity to 3.4 million tons per year without running a high-cost blast furnace that currently operates.

Esmark plans to shut down the older blast furnace and use Wheeling-Pittsburgh’s rolling mills to process imported steel slabs as well as slabs from Wheeling’s electric arc furnace. “That turns into higher profitability,” Bouchard told The Wall Street Journal during an interview in downtown Pittsburgh on Thursday. “We’re substituting the highest cost steel furnace in North America with the lowest cost steel slabs in the world.” Brazil and the

Ukraine have iron ore reserves and are some of the most economical places in the world to make steel slabs.

Separately, Esmark said it would include non-transferable rights of up to $200 million of Wheeling-Pitt common stock to existing shareholders. Bouchard said the amended proposal takes into account “feedback we have received from large shareholders,” which had criticized the Esmark’s initial proposal for undervaluing the assets of Wheeling-Pitt. The earlier proposal allows shareholders to cash out at $20 per share if the two companies merge. That change, he said, would prevent a dilution of stock value if investors want to remain investors in the new company. Franklin Mutal Advisers, the largest investor in Esmark, would act as a standby purchaser of any stock purchase rights shareholders did nto exercise, according to Esmark.

Connecticut-based hedge fund Tontine Management LLC, which owns nearly 10% of Wheeling-Pittsburgh shares, sent a letter to Wheeling-Pittsburgh Oct. 13, saying it is dissatisfied with current management and said proposals by either Esmark or CSN were “unacceptable” to shareholders. Jeffrey Gendell, founder of Tontine, demanded in his letter that the company “terminate discussions with CSN, remain independent and immediately begin a search for a new senior executive management team.” Wheeling-Pittsburgh spokesman Jim Kosowski said his firm has had several meetings with Gendell in recent weeks and “we believe they were constructive.”

Bouchard said he has also met with Gendell and is attempting to address his concerns with the shareholder rights measure. “We want Tontine to stay in and invest with us,” said Bouchard. “We want Wellington, Fidelity and all the other Wheeling-Pitt shareholders to exercise their shareholder rights and invest with us in building this company.” Gendell did not return calls for comment on Bouchard also said he would also be interested in acquiring the former Weirton Steel company if the Department of Justice rules that Mittal Steel Co. must divest that property to meet anti-trust concerns with its acquisition of Arcelor S.A, which is being finalized.

“We think Weirton would be a perfect fit for a combined Wheeling-Pitt and Esmark,’ he said. “It fits our vision to rebuild the Ohio Valley.” He said the downstream tin-making operations at Weirton would fit with the focus on downstream products.

Esmark has been acquiring smaller steel service centers, which buy steel from steel mills to process and resell to manufacturers. Bouchard, who had worked as an executive with U.S. Steel Corp. (X) for several years, said he would like to develop a strong regional steel maker and downstream distributor and manufacturer in the Midwest, “right in the bread-basket of American consumption.”

Bradley, in a letter to shareholders, dismissed Bouchard and his brother as lacking experience in the steel-making business. “Do you want two brothers and their hand-picked nominees controlling your board and using our company to effect a value-destroying, back-door [initial public offering] for Esmark?” he asked, in proxy materials released on Wednesday.

Under its agreement with CSN, Wheeling-Pittsburgh shareholders would receive 50.5% of the combined company, while CSN would have 49.5%. CSN could lift its stake to 64% if it converts the loan into stock and if the United Steelworkers union consents. The union has the right to reject any deal that changes controlling interest in Wheeling-Pittsburgh. Shareholders will vote on the plan in January. “The agreement “marks a new beginning for steelmaking at Wheeling-Pittsburgh,” said Chairman and Chief Executive Officer James Bradley, in a statement on Wednesday. Others, however, were less favorable on the agreement.

In response, Bouchard defended his steel industry experience, growing up in a steel family and working for steel companies. He criticized Bradley for ignoring concerns that Tontine’s Gendell has raised. “Most shareholders are going to follow what he [ Gendell] does,” said Bouchard. “To throw it back in his face is not a smart thing to do. You can’t fight the shareholders.” Gendell did not immediately return calls for comment.

The United Steelworkers Union supports Esmark’s proposal rather than CSN’s and Bouchard said the relationship he has with the USW will be important in future growth. CSN’s “current deal still involves a change in control and would require changes in our profit sharing. Our pension contributions would be less,” said David McCall, a regional director for the Steelworkers. “The deal involves putting $220 million more in debt on this company. We are obviously not interested in that.” The Steelworkers had supported Esmark’s bid.

Daniel Altman, an managing director and metals analyst at Bear Stearns in New York for emerging markets, said CSN will have “an uphill battle for it to be successful” because the union as well as Esmark and Tontine are against them. “There are enough roadblocks that I think it is probably not going to happen.”

Wheeling-Pitt has survived two bankruptcies and employs about 3,100 people in West Virginia, Ohio and Pennsylvania.

Wheeling-Pitt Shares recently traded at $20.07, up 1.4%.

Associated Press

Esmark tries to sway shareholders with new Wheeling-Pitt offer

By VICKI SMITH

Thursday, October 26, 2006, 19:00

MORGANTOWN, W.Va. (AP) - Esmark Inc. sweetened its bid Thursday to take over Wheeling Pittsburgh Corp., announcing it would ask a new board of directors to issue $200 million in new stock to existing shareholders at a discounted price, rather than just buying out current investors.

The announcement from the Illinois-based steel supplier is a response to concerns from some shareholders that both its plan and a competing offer from a Brazilian steelmaker undervalue Wheeling-Pitt’s assets.

Wheeling-Pitt acknowledged seeing news reports about Esmark’s new proposal and said its board would evaluate it when it receives a copy.

Esmark’s proposal had allowed shareholders to cash out at $20 per share if the two companies merge, but the change acknowledges that many might prefer to remain investors in the new company. This plan would give them that option and prevent a dilution of their stock value.

Franklin Mutual Advisers would act as a standby purchaser of any stock purchase rights that shareholders did not exercise, Esmark said.

Current investors could “participate in the upside of creating one of the finest steel distribution companies in the United States” at a price lower than what Esmark shareholders are paying,” said Esmark CEO James P. Bouchard.

Wheeling-Pitt shares rose 23 cents, or 1.16 percent, to $20.05 on the Nasdaq Stock Market.

On Wednesday, Wheeling-Pitt’s board of directors reaffirmed its intent to merge with Companhia Siderurgica Nacional SA despite recent shareholders’ objections.

But the agreement with CSN must still be approved by shareholders in a vote that is not expected until January. And shareholders have a chance to reject the plan at the Nov. 17 annual meeting in Wheeling, where they will be asked to choose between Bradley’s team and the rival board of directors that Esmark will run.

Wheeling-Pitt has survived two bankruptcies and employs some 3,100 people at plants in West Virginia, Ohio and Pennsylvania.

The United Steelworkers union did not immediately comment on Esmark’s announcement. It has vowed to fight the CSN merger and, if necessary, invoke a labor contract clause that gives it the right to reject any deal that changes controlling interest.

CSN plans to take 49.5 percent ownership of the new company, while Wheeling-Pitt shareholders would control the other 50.5 percent.

The structuring of the deal calls for a $225 million, 9 percent interest loan that would convert to 11.8 million shares, or 64 percent of the new company, if the union approves. Should the union reject CSN’s ownership, the $225 million becomes debt.

Wheeling-Pitt argues the deal generates much-needed capital for upgrades and ensures a steady stream of slab steel.

But Esmark also countered on that front Thursday, announcing it has reached a six-year slab-supply agreement with Duferco International Trading Holding Limited and Industrial Union of Donbass.

The companies would provide up to 1.4 million metric tons of slabs on an as-needed, annual basis starting in the first quarter of 2007.

Bouchard said a steady, low-cost supply would help overhaul the production-cost structure at Wheeling-Pitt and increase output from the electric arc furnace from 1.7 million tons per year to 2 million tons.

Earlier this month, a group of investors who control 9.5 percent of Wheeling-Pitt stock urged the steelmaker to abandon its plan to merge with CSN, remain an independent producer and replace its senior managers.

Tontine Management LLC and its affiliates said neither of two competing offers for the struggling West Virginia steelmaker offers sufficient value to shareholders.

Pittsburgh Post-Gazette

Esmark revises bid for troubled steelmaker

Firm says supply deal will reduce Wheeling-Pitt costs

By Len Boselovic, Pittsburgh Post-Gazette

Friday, October 27, 2006

Esmark yesterday announced a revised bid for Wheeling-Pittsburgh Corp. and a six-year supply agreement that it said would lower costs at the twice-bankrupt steelmaker. The $200 million stock rights offering and steel slab supply agreement address two major criticisms of the merger proposal the Chicago Heights, Ill., steel processor and distributor made in July.

The rights offering gives current shareholders the opportunity to purchase up to $200 million in discounted stock. It would provide additional cash for Wheeling-Pitt and alleviate concerns of some shareholders that their interest in the steelmaker would be diluted by Esmark’s $1.1 billion bid.

“We’re going to take a smaller share of the pie and make shareholders happy,” said Esmark Chairman and Chief Executive Officer James P. Bouchard.

Esmark’s parry came a day after Wheeling-Pitt, disregarding opposition from its third-largest shareholder and the United Steelworkers union, said it will proceed with a management-backed proposal to merge with the North American operations of Companhia Siderurgica Nacional.

The Brazilian steelmaker would retain Wheeling-Pitt’s current management. Esmark, which is backed by the USW, would bring its own slate, including former U.S. Steel and National Steel executive V. John Goodwin.

Wheeling-Pitt did not return a call seeking comment on Esmark’s latest initiatives.

Under the terms of Esmark’s revised bid, Wheeling-Pitt’s existing shareholders could purchase newly issued shares for less than $20 per share, the price tag Esmark’s original offer placed on their existing shares. Wheeling-Pitt’s shares finished yesterday at $20.05, up 30 cents. Even if Wheeling-Pitt shares remain above $20, Esmark’s rights offering would let existing shareholders acquire more stock for less than that.

Depending on the size of the discount, the $200 million would buy more than 11 million new shares, representing about 30 percent of the combined company. That would reduce

Esmark’s stake in the new company from the 64 percent ownership envisioned in its original offer, made in July.

Mr. Bouchard said the rights offering was made based on the suggestion of Jeffrey L. Gendell of Tontine Associates, the Greenwich, Conn., hedge fund that is Wheeling-Pitt’s third-largest shareholder. Mr. Gendell, who also is demanding new management, has been critical of Esmark’s and CSN’s bids, saying both offers “grossly understate the intrinsic value” of Wheeling-Pitt.

Tontine, which has a 9.7 percent stake in Wheeling-Pitt, has offered to purchase $100 million in additional stock to keep the company independent.

Franklin Mutual Advisers, Esmark’s partner in the proposed merger, will purchase a minimum of $50 million of the stock as part of the rights offering. Whatever it invests in equity would be part of the $200 million in cash it is contributing as part of Esmark’s proposal.

Wheeling-Pitt Chairman and CEO James G. Bradley said merging with CSN’s North American operations “offers the most compelling opportunity to deliver value” to shareholders. One of the shortcomings of Esmark that Mr. Bradley pointed out was its lack of a slab supplier, which some viewed as one advantage of CSN’s proposal. Wheeling-Pitt cannot produce enough slabs to fill up its rolling mill that processes them into sheet steel. Lining up an outside source will boost production and revenue.

CSN’s commitment to provide slabs had made its offer more attractive to some investors. But Esmark said it has a six-year deal to purchase up to 1.5 million tons annually from Duferco International Trading Holding and the Industrial Union of Donbass. Duferco is a global steel producer whose plants include the former Sharon Steel, while the Industrial Union of Donbass is a Ukrainian steelmaker.

Mr. Bouchard said the slab agreement would allow Esmark to shut down Wheeling-Pitt’s high cost blast furnace and supply low-cost steel to its customers.

Esmark’s and CSN’s bids must be approved by shareholders. However, before they decide that issue, they will vote Nov. 17 on a slate of directors Esmark is proposed that doesn’t include Mr. Bradley. An Esmark victory in that contest would squelch CSN’s hopes and clear the way for a vote on Esmark’s proposal.

Separately, the United Steelworkers union trust that is Wheeling-Pitt’s largest shareholder disclosed it recently sold 45,000 shares, reducing its holdings to 2.2 million shares, or 15 percent. Assets in the trust are used to pay retiree health-care benefits.

Associated Press

Esmark offer wins over Wheeling-Pitt shareholder group

By VICKI SMITH

Friday, October 27, 2006, 13:47

MORGANTOWN, W.Va. (AP) - The third-largest shareholder of Wheeling Pittsburgh Corp. said Friday it will support Esmark Inc. and help elect a new board of directors that aims to pull off a hostile takeover.

Tontine Management LLC and its affiliates, which control 9.5 percent of Wheeling-Pitt’s stock, sent a letter to the West Virginia steelmaker saying the latest offer from Esmark promises “the most attractive long-term economic value” for current shareholders.

“Absent any changes in the facts or dynamics of the process or the current proposals, Tontine has concluded it will support the Esmark slate of directors” at the company’s annual meeting Nov. 17, Managing Member Jeffrey L. Gendell wrote.

Wheeling-Pitt officials declined comment. Its shares fell 2 cents to $20.03 on the Nasdaq stock market in midday trading.

Gendell’s declaration is another blow to Wheeling-Pitt’s plan to merge with Brazil’s Companhia Siderurgica Nacional SA, a deal already vigorously opposed by the United Steelworkers, which also prefers Esmark.

Earlier this month, Gendell told Wheeling-Pitt it should abandon the plan to merge with CSN, remain an independent producer and replace its senior managers. Tontine said neither offer for the struggling steelmaker provided sufficient value to shareholders.

The letter, however, says Gendell has since been persuaded that there are significant challenges in remaining independent, so a strategic partner may benefit the company’s long-term health.

Wheeling-Pitt has survived the ongoing global consolidation of the steel industry and two bankruptcies. It employs about 3,100 people at plants in West Virginia, Pennsylvania and Ohio.

Esmark sweetened its bid for the company Thursday, announcing that it would ask a new board of directors to issue $200 million in new stock to existing shareholders rather than buy out current investors.

Esmark’s initial proposal allowed shareholders to cash out at $20 per share if the two companies merge, but the change acknowledged many might prefer to remain investors in the new company.

Tontine called the change a meaningful enhancement and said Esmark has been responsive to shareholder concerns. CSN, by contrast, has yet to substantially alter its proposal, which Gendell said remains “very unattractive.”

The structuring of the CSN deal calls for a $225 million, 9 percent interest loan that would convert to 11.8 million shares, or 64 percent of the new company, if the union approves. Should the union reject CSN’s ownership, the $225 million becomes debt.

Wheeling-Pitt argues the deal generates much-needed capital for upgrades and ensures a steady stream of slab steel.

But Esmark also countered on that front Thursday, announcing it has a six-year slab-supply agreement with Duferco International Trading Holding Limited and Industrial Union of Donbass.

Bloomberg

Gendell Backs Esmark Offer for Wheeling-Pittsburgh

(Update3)

By Dale Crofts

Friday, October 27, 2006, 16:19 (New York)

Oct. 27 (Bloomberg) — Hedge fund manager Jeffrey Gendell said he will support an improved bid by Esmark Inc. to merge with steelmaker Wheeling-Pittsburgh Corp., challenging a rival offer from Brazil’s Cia. Siderurgica Nacional SA.

Esmark, a Chicago-based steel distributor, yesterday amended its plan for a reverse takeover by Wheeling-Pittsburgh, which said it will review the offer. Esmark’s new plan would raise as much as $200 million by selling shares of Wheeling-Pittsburgh to existing shareholders, including Tontine Management LLC, a hedge fund run by Gendell.

“The Esmark proposal provides the most attractive long- term economic value and ongoing participation opportunity to the current shareholders,” Gendell said today in a regulatory filing. CSN’s offer is “very unattractive,” he said.

Wheeling-Pittsburgh, which posted a net loss of $33.8 million last year, is seeking a cash infusion to help cut $398 million of debt that the company has failed to reduce since emerging from bankruptcy in 2003. Steel producers are merging to reduce operating costs and increase bargaining power with buyers at a time of rising demand and prices.

Gendell, who holds about 9.5 percent of Wheeling-Pittsburgh shares, said in a letter to the company’s board two weeks ago the steelmaker should remain independent “absent dramatic enhancements” to competing offers from Esmark and Cia. Siderurgica Nacional. He also urged the board to begin searching for a new management team “immediately.”

Tontine declined to comment. Wheeling-Pittsburgh didn’t immediately return phone calls seeking comment.

Wheeling Shares

Shares of Wheeling-Pittsburgh fell 13 cents, or 0.7 percent, to $19.92 in Nasdaq Stock Market trading. The stock has gained 61 percent in the last year. Rio De Janeiro-based CSN fell 0.75 reais, or 1.1 percent, to 66.9 reais in Sao Paulo. CSN has gained about 61 percent in the past year.

Under the new proposal, Esmark changed the way in which Wheeling-Pittsburgh would receive its cash infusion.

Originally, Esmark and its largest shareholder, Franklin Mutual Advisers, proposed investing up to $200 million in new Wheeling-Pittsburgh shares. Now, new stock would be offered for sale to existing shareholders and Franklin would act as a standby purchaser for any that goes unsold.

Market `Opportunities’

The stock offering will allow existing shareholders such as Tontine to buy more shares in the company, after the fund indicated in its Oct. 13 letter the “significant opportunities emerging in the global” steel market.

Tontine is the biggest shareholder of AK Steel Corp., the third-largest U.S. steelmaker by 2005 revenue, with a 10 percent stake as of June 30, according to data compiled by Bloomberg. Gendell has about 6.3 percent of U.S. Steel Corp. and a 4.8 percent stake in steel distributor Ryerson Inc.

Wheeling-Pittsburgh said Oct. 25 it signed a final deal to hold 50.5 percent in a new company to be formed with Cia. Siderurgica Nacional. Under the agreement, CSN would invest $225 million and add its steel processing facility in Terre Haute, Indiana, to the new business.

Esmark wants to be bought by Wheeling-Pitt for about $273 million and then merge the two companies. It also has a loan agreement for $350 million from banks led by J.P. Morgan Chase.

The Wheeling, West-Virginia-based steel producer said yesterday it would review the new Esmark proposal.

Esmark also proposed electing an alternative slate of directors at Wheeling-Pittsburgh’s annual shareholder meeting on Nov. 17 and aims to strike down the proposed combination with CSN in favor of its own offer to merge.

—Editor: Stroth (dje).

American Metal Market

Tontine’s backing of Esmark might push CSN out of race

By Scott Robertson

Friday, October 27, 2006, 4:43 p.m.

PITTSBURGH – Esmark Inc., Chicago, might have received the backing that will provide the punch to knock Brazil’s Cia. Siderurgica Nacional (CSN) out of the ring in bidding for Wheeling-Pittsburgh Steel Corp.

After reviewing both proposals, Tontine Management LLC, Greenwich, Conn., said in a letter dated Oct. 27 to Wheeling-Pittsburgh’s management team that it was throwing its support behind Esmark.

Jeffrey L. Gendell, managing member of Tontine, said that his group still believes the most attractive option for shareholders is for the Wheeling, W.Va., steelmaker to remain independent. However, as one of the company’s major shareholders, it has concluded following extensive talks that remaining independent might not be a viable strategy.

Thus, “Tontine believes that the Esmark proposal provides the most attractive long-term economic value and ongoing participation opportunity to the current shareholders of Wheeling-Pitt. Accordingly, absent any changes in the facts or dynamics of the process or the current proposals, Tontine has concluded that it will support the Esmark slate of directors at the company’s 2006 annual meeting,” Gendell wrote.

That meeting is set for Nov. 17 in Wheeling. At that time, shareholders will choose between a slate of directors offered by Esmark and one offered by Wheeling-Pittsburgh’s management.

Current Wheeling-Pittsburgh management has thrown its support behind a proposal by Rio de Janeiro-based CSN. The two sides said Oct. 25 that they had finalized terms of their strategic partnership for the company (AMM, Oct. 26).

The next day, Esmark announced a slab supply agreement with Duferco International Trading Holding Ltd. and Industrial Union of Donbass, sweetening the package with a $200-million rights offering to current Wheeling-Pittsburgh shareholders (AMM, Oct. 27).

Tontine, dissatisfied with the original proposals of both current management and Esmark, had itself emerged as an alternative buyer for the steelmaker, proposing a $100-million rights offering (AMM, Oct. 17).

Tontine’s support would appear to cement Esmark as the favorite in the battle for control of Wheeling-Pittsburgh. The sentiment among many shareholders appears to be that the CSN deal with current management doesn’t do enough to meet their needs and that Esmark’s plan, which has the backing of the United Steelworkers union, is a more acceptable option.

Gendell’s letter said that after reviewing the latest proposals—the final agreement of CSN-Wheeling-Pittsburgh and Esmark’s sweetened offer with Duferco and the $200-million rights offering—it was going with Esmark.

James Bouchard, Esmark’s chairman and chief executive officer, estimated that adding Tontine’s shares to others who have voiced support for Esmark would give it the backing of 60 to 70 percent of shareholders. Tontine controls about 9.7 percent of the steelmaker’s shares.

“We’re very happy to have gotten Tontine’s support,” Bouchard said. “Anyone would be happy with that kind of backing. I think it shows that people are starting to realize that we have a pretty good plan for this company.”

Calls to Wheeling-Pittsburgh seeking comment were not returned Friday.

“CSN has chosen to leave the original terms of its proposal substantially unchanged. We continue to believe that the CSN proposal, as currently structured, is very unattractive to the existing shareholders of (Wheeling-Pittsburgh) despite certain long-term strategic benefits that it may offer Wheeling-Pittsburgh,” Gendell wrote.

“In terms of the (Wheeling-Pittsburgh) board’s decision, as announced on Oct. 25, 2006, to enter into a definitive agreement with CSN in connection with such proposal, we do not support the board’s actions and will vote against the proposal if it comes before the company’s shareholders.”

Gendell said Esmark, on the other hand, “has meaningfully enhanced” its prior proposal and Tontine has a more favorable view of the plan as a result. Esmark envisions linking Wheeling-Pittsburgh’s steelmaking capabilities together with its network of steel service centers to form a distribution chain similar to what is found in Europe.

“We believe Esmark has been very responsive to our stated concerns regarding existing shareholder dilution and equitable, ongoing participation by current shareholders in the pro-forma enterprise. In particular, Esmark’s proposed rights offering provides current Wheeling-Pittsburgh shareholders the opportunity to (1) more fully participate in the future potential of the company and (2) effect such participation on the same basis that new equity capital is being purchased by Esmark investors,” he added.

“We also have a much better appreciation for the totality of Esmark’s strategic vision for Wheeling-Pittsburgh, its proposed management organization and the potential economic benefits which could accrue to the company as a result of cost structure and productivity enhancements derived from, among other things, Esmark’s (1) proposed strategic asset contributions; (2) proposed (and tentatively agreed to) revised terms to the USW collective bargaining agreement; and (3) proposed slab supply arrangement.”

Platts

Esmark lines up slab supply with Duferco/ISD

Monday, October 30, 2006, 10:10

In its battle for Wheeling-Pittsburgh, Illinois-based Esmark has a new ally and a response to the slab-supply provision of the Wheeling-Pitt/CSN agreement. Swiss trader Duferco International Trading Holding Limited, Industrial Union of Donbass, and Esmark announced late last week that they have reached an agreement in principle whereby Duferco/ISD would make available up to 1.4 million mt/year of slab on an as-needed basis to the Esmark group of companies beginning in the first quarter of 2007.

The supply agreement would extend six years with a provision for automatic annual renewal thereafter, and would be available in the event the proposed combination of Esmark and Wheeling-Pittsburgh Corporation is consummated. Esmark, a downstream processor and provider of steel services, has had its eye on Wheeling-Pitt since early this summer. On October 19, Esmark sent a letter to Wheeling-Pittsburgh stockholders soliciting their votes at the 2006 annual meeting for a new slate of nominees to serve as company directors. The annual meeting is to be held November 17, 2006.

A week after Esmark’s letter to stockholders, Wheeling-Pittsburgh announced it had agreed to buy the North American assets of Brazil’s Companhia Siderurgica Nacional. As part of the terms of that agreement, CSN committed to a ten-year slab supply agreement, which would provide a long-term, guaranteed supply of slab.

Wheeling-Pittsburgh has slab making production capacity of 2.8 million st and hot rolling capacity of 3.4 million st.

“Specifically, the Duferco/ISD agreement would provide a long-term slab agreement that we believe would allow us to expand Wheeling-Pitt’s current 1.7 million st/year electric arc furnace (EAF) output to 2.0 million st and increase Wheeling-Pitt’s total hot strip mill capacity to 3.4 million st/year without running the high cost blast furnace,” said James P. Bouchard, Esmark’s chairman and CEO. “In short, this agreement would provide the resources for a combined company comprised of Esmark and Wheeling-Pitt to provide its domestic and international customers with a low-cost steel supply chain.”

Duferco is an international producer, distributor and trader of flat roll steel products, and a major importer of slabs into the US market. “Duferco shares Esmark’s view that the next decade will see US steel producers, service centers and converter companies aligning their strategic interests,” said Ben Sciortino, Director of Duferco. “Through our alliance with ISD, Duferco Trading will service the needs of Esmark as they relate to the Wheeling Pittsburgh Corporation.”

Associated Press

Esmark: Steelworker jobs will remain

By VICKI SMITH

Tuesday, October 31, 2006, 16:36

MORGANTOWN, W.Va. (AP) - Esmark Inc. will shut down Wheeling-Pittsburgh Corp.’s last remaining blast furnace within a year of taking control but keep the steelworkers who toil there, according to Esmark President Craig Bouchard.

The No. 5 blast furnace in Mingo Junction, Ohio, makes high-quality steel, but its production costs are too high, Bouchard said in an e-mail exchange with a United Steelworkers’ official relaying members’ questions about Esmark’s hostile takeover bid.

“Every employee will be given a job that counts. There will be no reduction in force, layoffs or anything of the sort. No one will have their pay cut,” Bouchard promised in the e-mail, filed Monday with the U.S. Securities & Exchange Commission. “Esmark is a growing company. We do not grow by shrinking.”

Bouchard also said his Illinois-based company has negotiated a profit-sharing deal with the USW that would benefit both employees and retirees.

“I believe that all union employees can see their take-home pay increase significantly within six months of the merger,” he said.

Wheeling-Pitt, which has survived two bankruptcies and remained independent through years of industry consolidation, wants to merge with Brazil’s Companhia Siderurgica Nacional SA.

The union and some large investors, however, say they prefer a takeover by Esmark, a steel supplier eager to get into manufacturing.

USW officials have said that CSN expected concessions, including reductions in profit-sharing and in contributions to the fund that helps pay for retiree health care, a possible renegotiation of salaries and an extension of the labor contract.

The fight for shareholders’ votes is intensifying as the Nov. 17 annual meeting approaches, and Wheeling-Pitt is working to persuade investors that its deal with CSN makes more long-term sense.

“We have been and continue to have constructive discussions with our shareholders,” spokesman James Kosowski said Tuesday.

Esmark sweetened its offer last week, announcing it would ask a new board of directors to issue $200 million in new stock to existing shareholders rather than buy out current investors.

Esmark’s initial proposal allowed shareholders to cash out if the two companies merge, but the new offer acknowledged many might prefer to remain investors. That persuaded Wheeling-Pitt’s third-largest shareholder, Tontine Management LLC, to support Esmark’s plan.

After emerging from Chapter 11 bankruptcy in August 2003, Wheeling-Pitt built a $115 million electric arc furnace that allows it to make steel from a combination of molten iron and scrap steel or 100 percent scrap. That gives it flexibility as costs for raw materials fluctuate.

But even with the EAF and federally guaranteed loans, Wheeling-Pitt has continued to struggle, ultimately concluding it needed a partner to survive.

It shut down the No. 1 blast furnace in Steubenville, Ohio, in May 2005 after more than a century of operation, but plans to keep the No. 5 furnace in operation.

Esmark, however, says the EAF is more efficient, and its capacity should be expanded.

Bouchard also said that Wheeling-Nisshin Inc., a joint venture in Follansbee between Wheeling-Pitt and Japan’s Nisshin Steel Co., “is not attractive” and needs to be changed.

He did not elaborate in the e-mail and declined to comment Tuesday, saying only that Nisshin is a company Esmark knows and likes. More details could come after the Nov. 17 meeting, he said.

Wheeling-Nisshin began in 1986, after the two companies realized they had compatible needs. The Japanese wanted to enter the U.S. market at a time when trade relations were shaky, and the domestic industry needed to modernize its technology.

Sen. Jay Rockefeller, who was governor from 1977 to 1985, helped broker the deal. It became one of the first American-Japanese steel ventures in the United States, preceding those at the former National Steel Corp. and LTV Corp., and lasting longer.

Wheeling-Pitt shares rose 8 cents to close at $19.77 on the Nasdaq Stock Market.